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                                                                   EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in each of the eleven Registration Statements on Form S-8 (No. 33-14717, No. 33-51454, No. 33-34920, No. 33-57082, No. 33-62185, No. 333-01061, No. 333-03385, No. 333-47459, No.
333-47461, No. 333-67493 and No. 333-75145), in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-68017), and in the Prospectus constituting part of the Registration Statement on Form S-4 (No. 333-71587) of Mattel, Inc. of our report dated February 4, 1997 (except for note 15, as to which the date is March 27, 1997) relating to the consolidated financial statements of Tyco Toys, Inc. and subsidiaries, not presented separately herein, appearing in Mattel, Inc.'s Annual Report on Form 10-K.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 31, 1999